                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]   Preliminary Proxy Statement        [  ] Confidential, For Use of
[ X ]   Definitive Proxy Statement              the Commission Only
[   ]   Definitive Additional Materials         (as permitted by Rule 14a-6(e))
[   ]   Soliciting Material Pursuant to
        Rule 14a-11(c) or Rule 14a-12

                           SONUS PHARMACEUTICALS, INC.
     ......................................................................
                (Name of Registrant as Specified In Its Charter)

                           SONUS PHARMACEUTICALS, INC.
     ......................................................................
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)     Title of each class of securities to which transaction applies:

               .................................................................
        2)     Aggregate number of securities to which transaction applies:

               .................................................................
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

               .................................................................
        4)     Proposed maximum aggregate value of transaction:

               .................................................................
        5)     Total fee paid:

               .................................................................

[   ]   Fee paid previously with preliminary materials:

               .................................................................

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        1)     Amount previously paid:

               .................................................................
        2)     Form, Schedule or Registration Statement no.:

               .................................................................
        3)     Filing Party:

               .................................................................
        4)     Date Filed:

               .................................................................

Notes:
               .................................................................

               .................................................................

                           SONUS PHARMACEUTICALS, INC.
                       22026 20TH AVENUE, S.E., SUITE 102
                            BOTHELL, WASHINGTON 98021


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 18, 1997

TO THE STOCKHOLDERS OF SONUS PHARMACEUTICALS, INC.

        The 1997 Annual Meeting of Stockholders of SONUS Pharmaceuticals, Inc. (the "Company"), will be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, on June 18, 1997, at 9:00 A.M., for the following purposes as more fully described in the accompanying Proxy Statement:

        (1) To elect the following four (4) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

               Steven C. Quay, M.D., Ph.D.               Harry A. Shoff
               Donald B. Milder                          Dwight Winstead

        (2) To approve an amendment to the Company's Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan -- 1991 to increase the number of shares subject thereto to a total of 1,500,000;

        (3) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

        (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on April 22, 1997 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                     By Order of the Board of Directors

                                     Steven C. Quay, M.D., Ph.D
                                     President, Chief Executive Officer and
                                     Secretary

April 29, 1997

        YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                           SONUS PHARMACEUTICALS, INC.
                       22026 20TH AVENUE, S.E., SUITE 102
                            BOTHELL, WASHINGTON 98021

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                                  INTRODUCTION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of SONUS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for use at its 1997 Annual Meeting of Stockholders ("Annual Meeting") to be held on June 18, 1997, at 9:00 A.M., at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about May 9, 1997. The Company has retained the services of Corporate Investor Communications, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting. The estimated costs for these services is $3,000 and will be borne by the Company. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

        Holders of shares of common stock of the Company ("stockholders") who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, SONUS Pharmaceuticals, Inc., 22026 20th Avenue, S.E., Suite 102, Bothell, Washington 98021, in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement, "FOR" the amendment of the Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan--1991 and "FOR" the ratification of Ernst & Young LLP as the Company's independent auditors.

                                VOTING SECURITIES

        The shares of Common Stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on April 22, 1997 (the "Record Date"), will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 8,553,152 shares of Common Stock outstanding and entitled to vote. No shares of the Company's preferred stock, $0.001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

        All stockholders entitled to vote at the Annual Meeting may cumulate the votes in the election of directors. With cumulative voting, each stockholder is entitled to a number of votes as shall equal the number of votes which the stockholder would be entitled to cast for the election of directors with respect to the stockholder's shares of stock multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as the stockholder may see fit. The proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

        Currently, there are four (4) members of the Board of Directors. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the four (4) nominees named below. All of the nominees presently are directors of the Company.

        If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

        Under Delaware law, the four (4) nominees receiving the highest number of votes will be elected as directors at the annual meeting. As a result, proxies voted to "Withhold Authority," which will be counted, and broker non-votes, which will not be counted, will have no practical effect.

        The names and certain information concerning the four (4) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.


          NAME                AGE              POSITION WITH THE COMPANY
          ----                ---              -------------------------
Steven C. Quay, M.D., Ph.D     46   President, Chief Executive Officer, Secretary and Director
Donald B. Milder               43   Director
Harry A. Shoff                 64   Director
Dwight Winstead                48   Director

        Steven C. Quay, M.D., Ph.D. founded the Company in 1991 and has served as President, Chief Executive Officer and a director of the Company since its inception. From 1984 to 1990, Dr. Quay was the Chief Executive Officer of Salutar, Inc., a company founded by Dr. Quay to develop contrast agents for MRI tests. Dr. Quay invented OmniScan(R), the first non-ionic MRI contrast agent used for diagnosing tumors of the head and spine approved for marketing in the United States. From 1980 to 1986, Dr. Quay was a member of the faculty of the Stanford University School of Medicine. Dr. Quay holds an M.D. and a Ph.D. from the University of Michigan Medical School and took post-graduate training at the Massachusetts Institute of Technology and Harvard Medical School. He has been awarded 31 United States patents covering diagnostic imaging and has written more than 100 scientific papers related to diagnostic imaging, oncology and biochemistry. Dr. Quay is a Member of the American Society of Echocardiography, the American Society of Biochemistry and Molecular Biology, the Radiological Society of North America and the American Institute of Ultrasound in Medicine.

        Donald B. Milder has served as a director of the Company since its inception. Since March 1989, Mr. Milder has served as a general partner of Crosspoint Venture Partners, a venture capital firm. From September 1985 to March 1989, Mr. Milder served as Chief Executive Officer of Infusion Systems, a medical delivery device company. Mr. Milder serves as a director of six privately-held companies. Mr. Milder holds a B.A. from Union College and an M.B.A. from Harvard Business School, Harvard University.

        Harry A. Shoff has served as a director of the Company since May 1995. From June 1993 to November 1994, Mr. Shoff served as Vice President, Business Operations of the Pharmaceuticals Group of Sterling Winthrop, Inc., a health care company, which among other things is a leading developer and distributor of contrast media. Mr. Shoff joined Sterling Winthrop in 1985 and served as President of Winthrop Pharmaceuticals until June 1993. Mr. Shoff has been employed in various executive capacities by several pharmaceutical companies for 33 years, including Johnson & Johnson, Abbott Laboratories, Inc., Beecham, Inc. (now SmithKline Beecham, PLC) and Pfizer, Inc. Mr. Shoff holds a B.S. from St. Francis College.

        Dwight Winstead has served as a director of the Company since July 1995. Commencing in May 1997, Mr. Winstead will serve as President of Owen
Healthcare, Inc., a hospital pharmacy management company and a subsidiary of Cardinal Health, Inc. From January 1991 to May 1997, Mr. Winstead has served as Executive Vice President of VHA, Inc., a performance improvement company serving more than 1,200 health care organizations in the United States. Prior to his promotion to Executive Vice President, Mr. Winstead served in various capacities of VHA Supply Company, a subsidiary of VHA, Inc., including Vice President, Sales and Marketing, Senior Vice President and Chief Operating Officer and President from July 1987 to January 1991. Prior to joining VHA, Inc. in March 1984, Mr. Winstead served in a variety of materials management and sales positions at several companies, including Ortho Instruments and Worthington Diagnostics. Mr. Winstead holds a B.S. from Delta State University.

OTHER EXECUTIVE OFFICERS

        Charles H. Davis joined the Company as Vice President, Regulatory Affairs in October 1992. From November 1980 to September 1992, Mr. Davis served as Director of Regulatory Affairs for Alpha Therapeutic Corporation, a pharmaceutical company. From 1976 to 1980, Mr. Davis served as a manager of regulatory affairs of the American McGaw Division of American Hospital Supply, a medical products supply company. From 1970 to 1976, Mr. Davis served as a regulatory coordinator of ALZA Corporation, a pharmaceutical company. He holds a B.S. from the University of California at Berkeley.

        Gregory Sessler joined the Company as Chief Financial Officer in January 1995. From October 1990 to January 1995, Mr. Sessler was with MicroProbe Corporation, a publicly-traded developer of therapeutic compounds and diagnostic tests, most recently as Senior Vice President and Chief Financial Officer. From 1986 to 1990, Mr. Sessler served as Chief Financial Officer and Secretary of Molecular Devices Corporation, a manufacturer of biomedical instrumentation. From 1981 to 1986, Mr. Sessler served as Vice President, Chief Financial Officer and Secretary of Monoclonal Antibodies, Inc., a manufacturer of fertility diagnostic test kits. He holds a B.S. from Syracuse University and an M.B.A. from the Stanford University Graduate School of Business and is a Certified Public Accountant.

        Terry E. Willard joined the Company as Vice President, Marketing and Business Development in March 1994. From June 1989 to March 1994, Mr. Willard served as Senior Director of Worldwide Marketing of the Radiopharmaceuticals Division of the DuPont/Merck Pharmaceutical Company. Prior to DuPont/Merck, Mr. Willard held a number of sales and marketing positions in American Hospital Supply Corporation and Baxter International. He holds a B.S. from Southern Illinois University and an M.B.A. from the Keller Graduate School of Management in Chicago, Illinois.

        Dilip M. Worah joined the Company as Vice President, Research and Development in January 1992. From August 1984 to December 1991, Mr. Worah was employed by Salutar, Inc. as Manager, Biological Sciences. From 1981 to 1984, Mr. Worah served as a scientist at Miles Laboratories, a pharmaceutical company. Prior to joining Salutar and Miles Laboratories, Mr. Worah served as a manager of research and development at BioRad Laboratories and as a manager of research and development of International Diagnostic Technology. Mr. Worah holds an M.S. from the University of Denver. He has been awarded two United States patents covering MRI technology and x-ray imaging agents and has published over 22 scientific papers.

BOARD MEETINGS AND ATTENDANCE

        The Board of Directors of the Company held eleven (11) meetings during the fiscal year ended December 31, 1996. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is presently comprised of two (2) directors selected by the Board of Directors of the Company. The members of the Audit Committee are Donald B. Milder and Harry A. Shoff. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the Company's independent accountants. The Audit Committee held three (3) meetings during the fiscal year ended December 31, 1996.

        The Compensation Committee is presently comprised of two (2) directors selected by the Board of Directors of the Company. The members of the Compensation Committee are Harry A. Shoff and Dwight Winstead. The functions of the Compensation committee include advising the Board of Directors on officer and employee compensation. The Board of Directors, based on input from the Compensation Committee, establishes the annual compensation rates for the Company's executive officers. The Compensation Committee held three (3) meetings during the fiscal year ended December 31, 1996.

        The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth compensation received for the fiscal year ended December 31, 1996, by the Company's Chief Executive Officer and its executive officer (collectively, the "Named Executive Officers"):

                                  SUMMARY COMPENSATION TABLE

                                                                     Long Term
                                                                   Compensation
                                                                     Awards -
                                                                    Securities
Name and Principal                     Annual Compensation          Underlying      All Other
Position                  Year     Salary($)      Bonus($)(1)        Options(#)   Compensation($)(2)
-----------------------   ----     ---------      -----------        ----------   ------------------
Stephen C. Quay, M.D.,    1996      360,000           95,625         449,951              --
Ph.D.                     1995      314,500           39,700              --              --
  President and Chief     1994      300,000               --          76,335         542,301
  Executive Officer

Charles H. Davis          1996      169,000           29,250          15,634              --
  Vice President -        1995      154,750           13,650           2,290              --
  Regulatory Affairs      1994      154,062               --              --          64,605

Gregory Sessler(3)        1996      165,000           32,625          18,400              --
  Chief Financial         1995      129,292            5,000          61,068              --
  Officer                 1994           --               --              --              --

Terry E. Willard(4)       1996      180,000           33,750          17,676              --
  Vice President -        1995      165,000            7,200           4,580              --
  Marketing               1994      127,897               --          68,702         119,246
  and Business
  Development

Dilip M. Worah            1996      157,000           30,375          14,800              --
  Vice President -        1995      144,250            7,700           2,290           6,379
  Research and            1994      139,167               --          11,450         141,422
  Development

David E. Wormuth(5)       1996      180,000           15,000          13,634              --
  Vice President -        1995      165,000           12,907           4,580           1,024
  Operations              1994      163,750               --              --          85,473

-------------------
(1) Bonus is earned during the fiscal year pursuant to Company's Executive Incentive Compensation Plan, which provides for bonuses to be paid on a percentage of salary provided that certain objectives are met. The percentage of salary and objectives to be met are approved by the Compensation Committee of the Board. Amounts earned in 1996 were paid in February 1997.

(2)     Represents payments and accruals for relocation costs.

(3)     Mr. Sessler joined the Company in January 1995.

(4)     Mr. Willard joined the Company in March 1994.

(5)     Mr. Wormuth resigned from the Company in February 1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                  Potential
                                                                             Realizable Value at
                         Number of                                              Assumed Annual
                         Granted to   % of Total                                Rates of Stock
                         Securities   Options    Exercise                     Price Appreciation
                         Underlying   Employees  or Base                      for Option Term(3)
                         Options      in Fiscal  Price      Expiration      ---------------------
Name                     Granted(#)   Year(1)    ($/Share)     Date(2)         5%($)     10%($)
------------------------ ----------   ---------- -------- ------------------ ---------- ----------
Steven C. Quay,  M.D.,   438,931         70.2     13.25       01/16/06       3,657,521  9,268,930
Ph.D..................     6,000          1.0     20.00       09/18/06          75,467    191,249
                           5,000          0.8     20.50       10/12/06          64,461    163,358

Charles H. Davis......     7,634          1.2     13.25       01/16/06          63,613    161,208
                           8,000          1.3     20.00       09/18/06         100,622    254,998

Gregory Sessler.......    17,900          2.9     13.25       01/16/06         149,157    377,995
                             500          0.1     20.00       09/18/06           6,289     15,937

Terry E. Willard......    17,176          2.8     13.25       01/16/06         143,124    362,707
                             500          0.1     20.00       09/18/06           6,289     15,937

Dilip M. Worah........     8,880          1.4     13.25       01/16/06          73,995    187,519
                           6,000          1.0     20.00       09/18/06          75,467    191,249

David E. Wormuth......     7,634          1.2     13.25       01/16/06          63,613    161,208
                           6,000          1.0     20.00       09/18/06          75,467    191,249

--------------------
(1) Options to purchase an aggregate of 624,955 shares of Common Stock were granted to employees, including the Named Executive Officers, during the year ended December 31, 1996.

(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3) Based on fair market value, in accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                 Number of Securities
                                                Underlying Unexercised          Value of Unexercised
                                                  Options at Fiscal           in-the-Money Options at
                   Shares                             Year-End(#)               Fiscal Year-End($)(1)
                 Acquired on      Value       ----------------------------    ----------------------------
Name             Exercise(#)  Realized($)(1)  Exercisable    Unexercisable    Exercisable    Unexercisable
---------------- ------------ --------------  -----------    -------------    -----------    -------------
Steven C. Quay.            --        --          217,447        308,819        4,499,183      5,068,514
Charles H. Davis           --        --            5,414         12,510           80,678        182,410
Gregory Sessler         1,000    19,595           32,517         45,951          891,371      1,156,533
Terry E. Willard           --        --            6,094         16,162          118,112        288,423
Dilip M. Worah.        33,710   678,102            7,897         15,714          163,601        290,682
David E. Wormuth       14,750   300,720            4,130         17,870           58,196        362,466

---------------
(1) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options. The closing sale price for the Company's Common Stock as of December 31, 1996 on the Nasdaq National Market was $29.75.

DIRECTOR'S FEES

        During 1996, the Company's non-employee directors received per diem cash compensation in the amount of $3,750 per quarter for service on the Company's Board of Directors. Accordingly, Mr. Milder, Mr. Shoff and Mr. Winstead each received $15,000 during 1996. In addition, Mr. Shoff and Mr. Winstead each received consulting fees of $28,800 during 1996. All directors may be reimbursed for certain expenses incurred for meetings of the Board of Directors which they attended.

        On May 12, 1995, the Company adopted a Stock Option Plan for Directors. Under the Directors' Plan, continuing directors receive an additional option grant covering 5,000 shares on each anniversary of the respective director's initial grant date. Accordingly, in 1996, Messrs. Quay, Milder, Shoff and Winstead each were granted options to purchase 5,000 shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        Based solely upon its review of the copies of reports furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company's Common Stock were made with respect to the Company's fiscal year ended December 31, 1996; except for a Form 4 for Harry A. Shoff and a Form 4 for David
E. Wormuth which were filed late.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        Set forth below is certain information as of the Record Date regarding the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.

Name and  Address of  Beneficial      Amount and Nature of
Owners                               Beneficial Ownership(1)            Percent of Class
--------------------------------- ------------------------------ -------------------------------
Steven C. Quay, M.D., Ph.D.(2)
Debra L. Quay...................           1,619,187                          18.3%
  c/o SONUS Pharmaceuticals, Inc.
  22026 20th Avenue, Suite 102
Bothell, Washington 98021

Donald B. Milder(3).............             964,714                          11.1%
  c/o Crosspoint Venture
  Partners III
  18552 MacArthur Blvd., Suite 400
  Irvine, CA 92715

Crosspoint Venture Partners III(4)           952,714                          11.0%
  One First Street, Suite #2
  Los Altos, California  94022

Aperture Associates, L.P.(5)
Horsley Bridge Partners, Inc....             574,783                           6.7%
  505 Montgomery Street
  San Francisco, California 94111

Abbott Laboratories, Inc.(6)....             500,000                           5.5%
  100 Abbott Park Road
  Abbott Park, Illinois  60064

West Highland Capital, Inc.(7)..             477,100                           5.5%
  300 Drake's Landing Road, Suite 290
  Greenbrae, California  94904

Daiichi Pharmaceuticals Co., Ltd.            462,857                           5.4%
  14-10, Nihonbashi 3-chome,
  Chuo-ku, Tokyo 103, Japan

Harry A. Shoff(8)...............              17,383                            *
Dwight Winstead(8)..............              12,633                            *
Charles H. Davis(9).............              32,215                            *
Gregory Sessler(10).............              44,287                            *
Terry E. Willard(11)............              64,192                            *
Dilip Worah(12).................              56,914                            *
David E. Wormuth(13)............              32,140                            *

All current executive officers
  and directors as a group (8
  persons)(14)....................         2,811,525                          31.1%

---------------------------------
*Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes (i) 1,312,883 shares owned by Dr. Steven C. Quay and Debra L. Quay, (ii) 293,599 shares subject to stock options exercisable within 60 days of the Record Date, and (iii) 12,705 shares subject to warrants exercisable within 60 days of the Record Date.

(3) Includes of (i) 5,000 shares subject to options exercisable within 60 days of the Record Date and (ii) 952,714 shares and warrants exercisable within 60 days of the Record Date beneficially held by Crosspoint Venture Partners III. Mr. Milder, a director of the Company, is a general partner of Crosspoint Venture Partners III, and accordingly, may be deemed to beneficially own such shares and warrants. Mr. Milder disclaims beneficial ownership of the shares and warrants held by Crosspoint Venture Partners III except to the extent of his pecuniary interest therein.

(4) Includes 111,266 shares subject to warrants exercisable within 60 days of the Record Date held by Crosspoint Venture Partners III.

(5) Includes 52,358 shares subject to warrants exercisable within 60 days of the Record Date.

(6) Includes 500,000 shares subject to warrants exercisable within 60 days of the Record Date

(7) Information is based on a report filed with the Securities and Exchange Commission.

(8) Includes 12,633 shares subject to options exercisable within 60 days of the Record Date.

(9) Includes 10,651 shares subject to options exercisable within 60 days of the Record Date.

(10) Includes 23,356 shares subject to options exercisable within 60 days of the Record Date.

(11) Includes 2,315 shares subject to warrants and 9,055 shares subject to options exercisable within 60 days of the Record Date.

(12) Includes 14,204 shares subject to options exercisable within 60 days of the Record Date.

(13) Includes 2,929 shares subject to warrants and 11,996 shares subject to options exercisable within 60 days of the Record Date.

(14) Includes directors' and executive officers' shares listed above, including the 952,714 shares held by Crosspoint Venture Partners III.

                      REPORT OF THE COMPENSATION COMMITTEE

        The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended December 31, 1996.

        The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's senior management and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The Compensation Committee met three
(3) times in 1996 and is presently comprised entirely of directors who are not, and were not formerly, officers or employees of the Company.

COMPENSATION POLICIES AND OBJECTIVES

        The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations in the health care industry. The Compensation Committee measures executive performance on an individual and corporate basis.

        There are three components to the Company's executive compensation program, and each is consistent with the stated philosophy as follows:

        o Base Salary. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of the Company. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of other health care companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) formally reviews specific information provided by Towers Perrin, a compensation consulting firm, with respect to the competitiveness of salaries paid to the Company's executives.

        o Annual Bonus. Annual bonuses for executives and other key employees are tied directly to the Company's financial performance as well as individual performance. The purpose of annual cash bonuses are to reward executives for achievements of corporate, financial and operational goals. Annual cash bonuses are intended to reward the achievement of outstanding performance. When certain objective and subjective performance goals are not met, annual bonuses would be reduced or not paid.

        o Long-Term Incentives. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of the Company and its stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded if the Company and individual goals are achieved or exceeded. The Compensation Committee generally has followed the practice of granting options annually on terms which provide that the options become exercisable in cumulative monthly installments over a three (3) to four (4) year period. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer term growth in share prices important for those receiving options.

FISCAL YEAR 1996 COMPENSATION

        Pursuant to the Company's Executive Incentive Plan, the Company's President and Chief Executive Officer, Steven C. Quay, M.D., Ph.D., was awarded a 1996 cash bonus of $95,625 which was paid in February 1997. The bonus award was made in recognition of Dr. Quay's substantial achievements made during 1996. Special achievements noted were the considerable progress in the clinical development and toward regulatory approval of the Company's primary product, EchoGen(R) Emulsion, the securing of a substantial corporate partner for the marketing and distribution of EchoGen in the U.S. and overseas territories and achievement of profitable operations.

        The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1997 will exceed the $1 million limit per officer. The Company's Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan - 1991 is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                        The Compensation Committee of the
                                        Board of Directors



                                        Harry A. Shoff
                                        Dwight Winstead

        Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report and the performance graph on page 11 shall not be incorporated by reference into any such filings.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the year ended December 31, 1996, the Company's Board of Directors, based upon the recommendations of the Compensation Committee, established the levels of compensation for the Company's executive officers.

                             STOCK PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Pharmaceutical Index and the Nasdaq Stock Market -- US Index for the period that commenced October 12, 1995, the date on which the Company's Common Stock was first registered under the Exchange Act, and ended on December 31, 1996.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                       AMONG SONUS PHARMACEUTICALS, INC.,
                         THE NASDAQ PHARMACEUTICAL INDEX
                     AND THE NASDAQ STOCK MARKET -- US INDEX

                       SONUS                   NASDAQ STOCK             NASDAQ
               PHARMACEUTICALS, INC.             MARKET-US          PHARMACEUTICAL
               ---------------------           ------------         --------------
10/12/95                100                         100                 100
   12/95                175                         104                 122
    3/96                229                         109                 127
    6/96                289                         118                 123
    9/96                271                         122                 126
   12/96                425                         128                 122

* $100 INVESTED ON 10/12/95 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

                                  PROPOSAL TWO

                AMENDMENT TO THE 1991 PLAN TO INCREASE THE TOTAL
                      NUMBER OF SHARES ISSUABLE THEREUNDER


INTRODUCTION

        The Board of Directors adopted and the stockholders of the Company originally approved the Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan -- 1991 (the "1991 Plan") in November 1991. The Board of Directors amended the 1991 Plan on January 28, 1997 to increase the authorized number of shares of Common Stock issuable thereunder by 300,000 shares and to reserve the additional shares for issuance under the 1991 Plan, bringing the total number of shares of Common Stock subject to the 1991 Plan to 1,500,000.

        Approval of the amendments to the 1991 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the annual meeting of stockholders and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment of the 1991 Plan to add 300,000 shares of Common Stock to the pool of shares reserved for issuance thereunder.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1991 PLAN.

        The principal features of the 1991 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1991 Plan itself. Copies of the 1991 Plan can be obtained by writing to the Secretary, SONUS Pharmaceuticals, Inc., 22026 20th Avenue, S.E., Suite 102, Bothell, Washington 98021.

1991 PLAN TERMS

        The 1991 Plan provides for the grant by the Company of options and/or rights to purchase up to an aggregate of 1,200,000 shares of Common Stock of the Company to its officers, directors, key employees, consultants and other business persons having important business relationships with the Company, or any parent or subsidiary corporation of the Company. As of the Record Date, approximately eight (8) executive officers and directors of the Company and approximately thirty-four (34) other employees were eligible to participate. The purpose of the 1991 Plan is to enable the Company to attract and retain persons of ability as employees, officers, directors and consultants and to motivate such persons by providing them with an equity participation in the Company. The 1991 Plan expires November 1, 2001 unless terminated earlier by the Board of Directors.

        The 1991 Plan provides that it is to be administered by the Board of Directors or a committee appointed by the Board. Presently, the Company's Board of Directors administers the 1991 Plan (the "Administrator"). The Administrator has broad discretion to determine the persons entitled to receive options and/or rights to purchase under the 1991 Plan, the terms and conditions on which options and/or rights to purchase are granted and the number of shares subject thereto. The Administrator also has discretion to determine the nature of the consideration to be paid upon the exercise of an option and/or right to purchase granted under the 1991 Plan. Such consideration may generally consist of cash or shares of Common Stock of the Company or, in the case of rights to purchase, a promissory note.

        Options granted under the 1991 Plan may be either "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, or "nonqualified stock options," as determined by the Administrator. Options may be granted under the 1991 Plan for terms of up to ten (10) years. The exercise price of options and the purchase price of rights to purchase must be at least equal to the fair market value of the Common Stock of the Company as of the date of grant. No optionee may be granted incentive stock options under the 1991 Plan to the extent that the aggregate fair market value (determined as of the date of grant) of the shares of Common Stock with respect to which incentive options are exercisable for the first time by the optionee during any calendar year would exceed $100,000. Further, no optionee may be granted options or rights to purchase in excess of 500,000 shares in any year. Options granted under the 1991 Plan to officers, employees, directors, or consultants of the Company may be exercised only while the optionee is employed or retained by the Company or within three to six months after termination for any reason, with the exact date of expiration to be determined by the Administrator.

        Upon the occurrence of a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the Company's assets and certain other similar events (a "Change-of-Control Event"), the 1991 Plan provides that the 1991 Plan itself and all outstanding options shall terminate unless provision is made in writing for the continuance of the 1991 Plan and for the assumption of outstanding options and rights to purchase previously granted. If provision for the assumption of outstanding options and rights to purchase is not made in connection with a Change-of-Control Event, then notice shall be provided to all participants and all outstanding options and rights to purchase shall be accelerated. In the event that the outstanding shares of Common Stock while the 1991 Plan is in effect are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation or reorganization in which the Company is the surviving corporation, or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend (in excess of 2%) or of another change in the corporate structure of the Company, appropriate adjustments will be made by the Board of Directors to the aggregate number and kind of shares subject to the 1991 Plan and the number and kind of shares and the price per share subject to outstanding incentive options, nonqualified options and rights to purchase in order to preserve, but not to increase, the benefits to persons then holding incentive options, nonqualified options or rights to purchase.

        Payment for shares upon exercise of an option or upon issuance of restricted stock must be made in full at the time of exercise, or issuance with respect to restricted stock. The form of consideration payable upon exercise of an option or purchase of restricted stock shall, at the discretion of the Compensation Committee, be (i) by tender of United States dollars in cash, check or bank draft; (ii) subject to any legal restriction against the Company's acquisition or purchase of the Company's shares of Common Stock, shares of Common Stock, which shall be deemed to have a value equal to the aggregate fair market value of such shares determined on the date of exercise or purchase,
(iii) by the issuance of a promissory note acceptable to the Compensation Committee; or (iv) pursuant to other methods described in the 1991 Plan.

        As of the Record Date, options to purchase an aggregate of 1,164,470 shares of Common Stock (net of canceled options) have been granted under the 1991 Plan to the following persons or groups: (i) Steven C. Quay, M.D., Ph.D., 444,931 shares; (ii) Charles H. Davis, 56,091 shares; (iii) Gregory Sessler, 79,468; (iv) Terry E. Willard, 90,958 shares; (v) Dilip Worah, 97,321 shares;
(vi) David Wormuth, 74,465 shares; (vii) all current executive officers (as a group), 768,769 shares; and (viii) all other employees who are not executive officers (as a group), 395,701 shares.

FEDERAL TAX CONSEQUENCES

        The following is a brief summary of the tax effects under the Code that may accrue to participants in the 1991 Plan.

        Incentive Stock Options. No taxable income will be recognized by an optionee under the 1991 Plan upon either the grant or the exercise of an incentive stock option; provided the optionee holds the stock for at least two years after the grant of the options and one year after the exercise of the option. If an incentive stock option is exercised more than three months after a termination due to a retirement, it will be treated as a sale or other disposition of the shares acquired upon exercise of an incentive stock option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. The Company receives no tax benefit from incentive stock options granted unless the optionee fails to meet the holding requirements set forth above.

        Nonqualified Stock Options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided the applicable withholding requirements are satisfied.

        Restricted Stock. The receipt of restricted stock will not result in a taxable event until the applicable period(s) of restriction lapse, unless the participant makes an election under Section 83(b) of the Code to be taxed as of the date of grant. If a Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of grant over the amount paid for such shares. If no amount is paid for such shares, the participant will recognize ordinary income in an amount equal to the fair market value of such shares on the date of the grant. Even if the amount paid and the fair market value of the shares are the same (in which case there would be no ordinary income), a Section 83(b) election must be made to avoid deferral of the date ordinary income is recognized. If no Section 83(b) election is made, a taxable event will occur on each date the participant's ownership rights vest (i.e., when the period(s) of restriction lapse) as to the number of shares that vest on that date, and the holding period for long-term capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares.

                                 PROPOSAL THREE

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

        Ernst & Young LLP has audited the Company's financial statements annually since inception. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

        Any stockholder desiring to submit a proposal for action at the 1998 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than December 31, 1997 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                  OTHER MATTERS

        Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                     By Order of the Board of Directors


                                     Steven C. Quay, M.D., Ph.D.
                                     President, Chief Executive Officer and
                                     Secretary

April 29, 1997

        The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1996 is being mailed concurrently with this Proxy Statement to all stockholders of record as of April 22, 1997. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

        COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, SONUS PHARMACEUTICALS, INC., 22026 20TH AVENUE, S.E., SUITE 102, BOTHELL, WASHINGTON 98021.

PROXY

                           SONUS PHARMACEUTICALS, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
               ANNUAL MEETING OF THE STOCKHOLDERS - JUNE 18, 1997

        The undersigned hereby nominates, constitutes and appoints Steven C. Quay, M.D., Ph.D. and Gregory Sessler, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of SONUS PHARMACEUTICALS, INC. which the undersigned is entitled to represent and vote at the 1996 Annual Meeting of Stockholders of the Company to be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, on June 18, 1997, at 9:00 A.M., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

              THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3

1.  Election of Directors

    [  ] FOR                                 [  ]   WITHHOLD AUTHORITY
         all nominees listed below (except          to vote for all nominees
         as marked to the contrary below)           listed below

  Election of the following nominees as directors: Steven C. Quay, M.D., Ph.D.,
              Donald B. Milder, Harry A. Shoff and Dwight Winstead.

(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. Amendment of the Company's Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan - 1991 to increase the number of shares subject thereto by 300,000 for a total of 1,500,000 shares of Common Stock.

3.  Ratification of Ernst & Young LLP as independent auditors:

                   [ ] FOR     [ ] AGAINST      [ ] ABSTAIN

4. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

        IMPORTANT--PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, "FOR" THE AMENDMENT OF THE INCENTIVE STOCK OPTION, NON-QUALIFIED STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN - 1991 AND "FOR" RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

                                            Date ______________, 1997

                                            -----------------------------------
                                                (Signature of stockholder)
                                            Please sign your name exactly as it
                                            appears hereon. Executors,
                                            administrators, guardians, officers
                                            of corporations and others signing
                                            in a fiduciary capacity should state
                                            their full titles as such.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO
 SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.